Exhibit 99.2

COBIZ

Fourth Quarter Earnings

Moderator:  Steve Bangert

01-23-04/10:00 am CT

COBIZ

Fourth Quarter Earnings

January 23, 2004

10:00 am CT

Conference Coordinator:	Good day. All sites are now in the conference line in a listen-only mode.

I’d like to turn the program over to your host Mr. Steven Bangert.

Steven Bangert:	Thank you. Thanks everybody for calling in and listen to our Fourth Quarter Conference Call.

You saw our earnings last night.  We released after the market closed.  We had a very strong fourth quarter.  It’s definitely strong second half of the year.  And we’re really please with where we stand as we head into ‘04.

Our earnings per-share were 26 cents versus 20 cents fourth quarter of ‘02, up 30% earnings or 3.9 million versus 2.8 million or up 38% over fourth quarter of ‘02.

As I mentioned, we really went in to the second half of the year gaining a lot of momentum as the year went on, not only in bank franchise but in some of our fee-based franchises.  And we’re feeling very good as we head in to ‘04.

The Commercial Bank really had an exceptional year that being Colorado Business Bank and Arizona Business Bank. The fourth quarter loans were up $56 million or up approximately 25% annual growth rate.

For the year we were up 144 million or about 18% growth, which we feel very good about.  The first half of the year, we were seeing kind of sluggish market here in Colorado.  Arizona still was doing well but they really picked up momentum in the second half also.  We were up only 13%, which for banking standards was very good during the first half of the year but not really up to the type of growth or anything you’ve expected from us looking at our - our over - our history over last six or seven years.

But during the second half of the year, we saw increase momentum on the lending side both in Arizona as well as Colorado.  And it would appear now that maybe is starting to show some revitalization.  And we’re very optimistic as we head in to ‘04.

Deposits growth, we always fill in our customer repo portfolio because that’s essentially the same customer base.  Our deposits in customer repos finish the year at 1.1 billion, up about 13-1/2% for the year, so loan growth exceeded deposit growth in ‘03.

Traditionally, as you watch the franchise over the last few years, that has been the case and I - but in ‘02 and ‘01 were a little unusual. We had an exceptional deposit growth in ‘01 and ‘02 as many - much of the bank franchise or banking industry did.  We were up 28 and 37% during those two years.

Last year it leveled off a little bit. That will always will be a challenge for us as we continue to go to the franchise at the feed that we’ve historically have.

The margin that the bank came in during the fourth quarter; we finished the quarter at about - at 422 basis points in our margin and that was down about 10 basis points.

Net income in dollars was actually up about a $500,000 that was primarily due to growth in the overall balance sheet.

The provision was unusually strong - large during the fourth quarter not because there’s any credit quality — we’ll spend some time on that provision with $1.1 million.  That’s about twice the rate that we ran in the third quarter of ‘03 and about twice of what we had in the fourth quarter of ‘02.

So the provision was large but it was primarily because we saw a lot of momentum in the long portfolio, large increase in the size of the portfolio and so we made a healthy provision during the quarter.

Initiatives, as going on with the bank, we mentioned we have a new bank that will be opening during the first half of the year in Colorado.  It’s up in - along the Boulder Turnpike.  For those of you that are familiar with that, that’s really the corridor between Denver and Boulder.  That will be staffed or will be managed by an existing employee.  She’s a Senior Vice-President for our Boulder bank.  And has been a very important rainmaker for us.  And then she’ll be staffing that bank.  She’s already hired a couple of bankers for it.  And we’re very excited about that franchise addition.

And we’re also in a - very close to hiring a couple of bankers in the Arizona market that we would anticipate opening two new locations in the first half of the year in the Phoenix market, both of them very experienced bankers.  And we feel very good about our chances getting that done, and that we would have three new banks by June of middle of ‘04.

We’re starting to see an increase in loan transactions both in Arizona and Colorado.  Many of you that follow the franchise remember that we hired several real estate bankers down in the Arizona market in the second half of the year.  And we’re looking for a lot of activity out of Arizona.  We’ve been operating down there with really a very little real estate expertise up until the back half of ‘03.  And we think that those lenders will make a tremendous improvement to our real estate capability down that market.

The Colorado market, we’re starting to see more quality deals.  We’ll wait and see.  We got our fingers crossed on that.  Hopefully, we’ll see a more quality real estate deals as we head further into ‘04.  If that happens, you could see some growth in our construction portfolio, which traditionally, has been some higher yield in loans that what you’ll - would find in our commercial portfolio.

But in ‘03, we actually shrunk that portfolio in percentages as well as dollars as there were fewer and fewer quality real estate transactions for us to do.  And that also had an impact on the margin that - at the bank.

We’re very excited about a number of things that we have going on at the bank.  Certainly the Bank One and JP Morgan merger will give us some opportunities to land some bankers.  You might be surprised if you see that happen over the next 90 days, but certainly over the next six to 12 months, we would anticipate that we would see some fall out from that.

Bank One in Colorado is not a significantly large franchise but it is in the Arizona market. It’s the leader in Phoenix. And we would hope that we have the opportunity to dislodge some bankers as well as some exceptional credit out of that bank. It’s about - $20 billion plus bank in Phoenix. And if we can make some (minerals), that would be great.

Loan quality, it’s just exceptional.  Non-performers finished the year at 16 basis points as the percentage of our loan portfolio.  We’re 11 basis points — that’s the percentage of our overall assets.  We had not OREO in our portfolio at yearend.

For the year, charge offs were only $745,000, so another exceptional for us on the loan quality side.  We really have to give credit Jon Lorenz, our CEO, as well as (Bob Ostertag) our Chief Credit Officer for having another great year in what has been a difficult market in - primarily in Colorado.  Several of the Colorado banks have - has taken a few hits this year but we’ve managed to come to the year feeling ver - in very, very good shape.

You’ll notice that the fee-based businesses were an important contributor for us for the quarter, making approximately four cents.  Most of that came from our insurance segment.  For the year, fee-based businesses for the first time have made money for us, just barely.  They (invited) penny contribution to the overall earnings for the year.

We’ve  - as those of you that have followed the franchise know, we’ve been building that side of the business now for the last two or three years, putting a lot of money in to it.  And I think as we go in to ‘04, we’re very excited about what their contribution’s going to be.

Net fee income was 6.4 million for the quarter. Thirty-two percent - the income was 32% of our net operating in revenue, exceptionally high. I don’t think we’ll run at that rate into ‘04 but we probably will be between 27 to 29 basis points - or percent during ‘04.

None - we now have 82% of our fee-base fee income coming in from our non-bank units versus 53% in ‘02 and 43% ‘01.  So you can see that these businesses are becoming more important to the franchise.  And we think that they’ll be a significant contributor on our going forward basis.

The insurance segment, just an outstanding quarter, 67% of our non-interest income came out of insurance entity.  Entities, which is COBIZ Insurance, as well as, Financial Designs, which was an acquisition we did in the first half of ‘03.

Sixty-five percent of the insurance revenue came from our wealth transfer, an estate planning division.  And the reason I point that out is that’s unusually high for us, typically about 50% of our insurance revenues come from that division.

That division works on a lot of transactional type of business.  That’s not to say that it’s - I’m hesitant to call it non re-occurring because it is re-occurring but it’s - usually, it’s working with different customers on quarter-over-quarter basis.

The other 50% typically comes from our employee benefit and executive benefit activities as well as (PNC) activities.  Those are more re-occurring in nature and - but the last quarter, only 65% came from wealth transfer and 35% from employee benefit.

For the year, insurance contributed almost 10 cents and a very good, exceptional year for us. I think it’s going to be difficult for them to replicate that in ‘04.  We’re very optimistic but they had - it’s just been an outstanding fourth quarter.  We do think that they will continue to be a good contributor to the organization and a very bright part of our future.

The - for those - the (DMs) that are modeling the company, there were more shares that will be issued to the owners of Financial Design.  We bought that company primarily in the fourth - in - with an earn-out type transaction.  There’ll be, I think about - approximately 540, 000 new shares will be issued to those individuals.  That’s still being worked out but that’s a pretty close to what that number is going to be.  About $18 million in goodwill is booked through that transaction.

But it’s a very exciting part of the company and we have seen a lot of activity coming out of the bank franchise into Financial Design as well as Financial Design recurring business back in to the bank franchise.  The synergies has just been tremendous and that really has been a homerun for us.

On investment banking side, I don’t know anyway to describe the year other than terrible, very, very disappointing. They lost over a million dollars for the franchise or about nine cents per-share.

Having said that, I think that’s all behind us.  We’re feeling very optimistic as we head in to ‘04.  The number of transactions being gauged in our pipeline is the largest that they’ve ever had to begin the year.  We think that there’s a good chance that that nine cents-loss could be - could reach break even for the year, possibly even being a small contributor.  I don’t think it will be - I think it will be a franchise as the leader, lose two cents for the year or gain two cents for the year.  But we’ll hover around break even for it.

Certainly the amount of act - transactions and activities in the M&A world and they nationally have picked up.  And we’re seeing that also within our investment banking franchise.  And so, as we head into ‘04, we think that that’s going to - that will not be the drain on earnings that you’ve seen in the past.

The investment advisory business, revenues were 200 - 2.4 million for the quarter versus $719,000 in ‘02.  We are seeing an improvement in that area.  That isn’t - that is really kind of a break-even type business for us at this point in time.  I think a very small contributor in the fourth quarter.

We anticipate that they will be - continue to be a contributor as we head into  ‘04 but I don’t think it will be a significant contributor.  I’d be surprised if they would round up to much more than a penny.

But they are gaining a lot of momentum.  Alexander Capital, which is the (money-method) firm that we acquired recently had an exceptional year as far as performance for the individually managed portfolios that they have.  And finish the year - we now have about 400 million under management, so that is improving.

We are - continue to look at opportunities to do some key acquisitions in that arena but that’s not high priority for us.  I think most of their growth is going to come from an internal growth.  They have exceptional numbers to market today.  The one, three, five and ten-year performance exceeds all of the indexes that they measured themselves against.  And we think it’s a quality firm that we’re very excited to put in front of the customer base that the banks had developed.

So, if you look at the numbers, we - the fourth quarter numbers were just exceptional. We felt that most of the momentum in the franchise took place during the second half of the year.

We’re very optimistic that Colorado had leveled off and it’s starting to show some improvements.  We think we have gained a tremendous amount of attraction in the Arizona market.  And if we backup until 2001, the only contributor that we had was really Colorado Business Bank.

In ‘02 we saw Arizona reaching very even in ‘03. Arizona now is making money for the bank. And as we headed in to the back half of ‘03, we now see our fee-bases business lines making money.

So, with the exception of investment banking, everything was making money towards the end of the year.  All these initiatives that would put money into - through the last three to four years are starting to be big contributors for us. And we now expect investment banking to also start showing some positive returns for COBIZ.

And so, we’re very, very optimistic and I think very excited about our franchise. And with that, I’ll just open it up for questions.

Conference Coordinator:	At this time if you’d like to ask a question please press the star and 1 now on your touchtone telephone. You can press the pound key to withdraw your question.

If you’d like to ask a question, press star, 1 now.

One moment while we queue.

We’ll take our first question from the site of Joe Stevens of Stifel Nicolaus. Go ahead.

John Rodis:	Good morning guys. Nice quarter. This actually John Rodis. How are you doing?

Steve Bangert:	Good, John. Thanks.

John Rodis:

Hey, quick question, the loan growth was a little bit better than what we had modeled out for you guys.  And I was just wondering, was that growth from new customers or was it from existing customers pulling down lines?

Steve Bangert:	Well John, I’ve got Jon Lorenz the CEO of the bank. I’m just - I let (Jon) handle that.

John Rodis:	Okay.

Jon Lorenz:

John, yeah.  Most of it was from new customers particularly in Colorado.  If you look at most of the other Colorado banks they were actually down in loans for the year.  So given a fairly tough economy in Colorado pretty much all of our Colorado growth did come from new customers.

And then Arizona, as we’re continuing to just build that franchise, that was virtually all new customer growth in Arizona.

So, we do feel that as we look towards some economic improvement in ‘04 and ‘05.  There’s quite a bit of (head out) demands with existing customers, a lot of unused lines of credits that hopefully, as the economy picks up, they’re going to be borrowing more into their lines for supporting sales growth and capital equipment purchase.

John Rodis:	Okay.

One more question - maybe two more questions, but as far as the insurance business Steve, I think you said that for the year, they earned about 10 cents?

Steve Bangert:	Yes.

John Rodis:	And I just wanted to clarify you said that was going to be hard to duplicate in ‘04 or?

Steve Bangert:

Yeah.  I think it’s going to be difficult, John.  I don’t they will exceed that in ‘04.  I’m pretty confident when I say that.  They just had an unusually large amount of activity in the fourth quarter.  And most of that was some one-time type transactions.

When they worked on his wealth transfer transactions, they were booking revenue, sometimes that exceed $100,000 on an individual transaction.  And so, if you get one or two of those, they can be somewhat dramatic.

John Rodis:	Okay.

And then finally I guess just looking out in ‘04 for your guys, what do you think happens to the margin assuming rates, you know, assuming the fed doesn’t do anything?

Steve Bangert:	Yeah. You know, that’s kind of difficult for us to forecast but we are assuming that it is going to come in a little more, John, maybe as much as like 10 basis points during the year.

And a lot of that is because of - we continue to upgrade the quality of customers that we’re - we’ve attracted to his franchise.  And when we do that as we move back and as we move more into the middle market and out of the upper end of the small business market, the margins aren’t quite as wise (while) we’ve had it in the past.

So, that - I mean that’s the downsize of, you know, the banking better quality customers.

But what could possibly happen is that we could see an increase in construction loan activities, as I mentioned earlier.  And those loans traditionally have about 100 basis point higher yield than what we’re able to get on commercial side.

We’re not forecasting any significant any significant increase there. And one increase, I think you’ll see will probably come out of the Arizona market.

But as I mentioned earlier we are seeing Colorado starting to gain some momentum.  And if that’s happens, especially, towards the second half of the year I think you could see construction portfolio to start to grow in dollars again.  And if that happens, that could kind of offset the impact of margin that we lose out of moving into better quality customers.

So - and now, I know I didn’t answer that very well because if the - but it’s really difficult for us to forecast.

John Rodis:	No. That’s fair to say. Okay. Thanks guys. Nice quarter.

Steve Bangert:	All right. Thanks John.

Conference Coordinator:	Our next question comes from the site of Brian Conn of RBC Capital.

Joe Morford:	Hi. It’s actually Joe Morford. Good morning guys.

Steve Bangert:	Hi Joe.

Joe Morford:	I have a couple of questions.

First just a few miscellaneous things on the insurance thing, is the wealth management type of business they’re doing there, is that through the FDL side or is that COBIZ side?

And what would you say was included in the cost side related to that business that may have been kind of outsized as well, this quarter?

And finally, you mentioned about some new shares being issued and that for diluted share counts slumped up this quarter, I assume that’s what that reflects but I just want to confirm that.

Steve Bangert:	Yeah. Joe, I actually have Kevin Ahern who’s our Executive Vice President overseeing those - the insurance business. And I’ll let him kind of answer some of your insurance questions.

Kevin Ahern:	You talked about wealth management. Our wealth management business is (surrounding) our capital…

Joe Morford:	Right. Wealth Transfer, I meant. I’m sorry.

Kevin Ahern:

Wealth Transfer is one of the units within Financial Designs.  They do estate planning, wealth planning, wealth transfer planning, a lot of which is (formed) with life insurance type products, as well as executive benefits and consulting as well, bank own life insurance, group life insurance type products.

Joe Morford:	Okay.

Kevin Ahern:	What was the second half of your question Joe?

Joe Morford:

Well, on insurance side, just - with just as the revenue piece may have been a little outsized this quarter because there’s some outsized growth in the expenses as well, related to that.  They may not be in there for a - I’m kind of looking at a good run rate to start first quarter?

Kevin Ahern:

Yeah.  You know, we do run on a variable cost basis with a lot of those sales activities.  Most of our sales people are in a set of (comp) plans.  They are tied to revenue growth.  It should stay fairly steady.

Joe Morford:	Okay.

And the - will the shares are going to be issued to the FDL loaners, is that included in the fully diluted share count in the fourth quarter?

Kevin Ahern:	Yeah.

Steve Bangert:	Yes, it was.

Joe Morford:	Yes, okay.

And then Steve the second question was just on - you touch on the deposit growth and that that is always going to be kind of an issue for you.  You know, if we start pushing up against this 100% loan or deposit ratio, do you see having to go out and pay up for deposits a little bit or maybe use some wholesale borrowings or, you know, how you - or other promotions or new branches?  I mean how do you see kind of addressing this issue?

Steve Bangert:

Yeah.  I - well Joe, you know, this is what most of the - our corporate life as COBIZ, this is been the mode that we’ve been operating in and that is that deposits are (dear).  They’re just - for two years now, we hadn’t had to worry about that.

Yes, I think you’ll see us more aggressive in some wholesale deposits. We are not a franchise though that can run up, you know, a special rate out there and have any reaction to it.  We just don’t have that customer base.

We’ll continue to go after some of the larger deposit fran - customers.  We’ve been very successful with some title insurance companies and so forth that we have several companies that keep in excess of 10 million, some of them in excess of $20 million with us.

There are a lot of customers like that.  And we’ve been in - and we’ve improved our cash management products including our wire systems.  We put a lot of money into that.  We’re able to go after those accounts that we haven’t done in the past.

But I think it the short come, we’ll probably bridging the gap with a lot of wholesale activities.  I don’t think what we want to do is go out and disrupt our current pricing structure that we have in place for our commercial deposit activities.

Joe Morford:	Right. Okay. That sounds (fair). Thanks.

Conference Coordinator:	Once again if you’d like to ask a question, please press the star and 1 now on your touchtone telephone.

Our next question comes from the site of (Kyle Stultz), William Smith and Company.

(Kyle Stultz):	Good morning everyone.

Steve Bangert:	Good morning (Kyle).

(Kyle Stultz):

Thanks for the information.  I guess I just have one general question here.  Given your optimism for ‘04, do you expect the annualized growth rates and the momentum you kind of saw in the second half of ‘03 to continue or do you expect it kind of moderate slightly?

Steve Bangert:

Well, I think the momentum from first quarter to second quarter; I don’t anticipate that that type of momentum will continue.  We assume their expecting high team type growth for the franchise in’04.  It’s certainly, something above 15%.  It’ll be difficult for us to show much over 20% growth.

But we are anticipating growth somewhere between 15% and 20% for the year, coming out of really all of our various franchises that we have.

(Kyle Stultz):	Okay. Great. Thanks again for all the information.

Steve Bangert:	Okay.

Conference Coordinator:	Once again if you like to ask a question press start one now.

And it appears that we have no further questions. I’ll turn the program back over to Mr. Bangert.

Steve Bangert:

Okay.  Well thanks everybody for participating again.  And I think you can tell from the tone of this conference call, we’re very excited about ‘;04 and we really appreciate your continued interest in the company.

If you have any questions please feel free to give me a call, and I’ll be happy address those individually.

With that I’ll sign off now. Thank you.

Conference Coordinator:	This does conclude our conference call for this morning. You may now disconnect your lines and have a good day.

END